Exhibit 10.2

Pro-Dex Inc.

                Annual Incentive Plan for the Senior Management Team

(Last updated: 05/19/2010)

The goal of this Incentive Compensation Plan is to directly align the focus and remuneration of divisional and corporate management with that of the shareholders.  This means that long term growth in the value of the business, in addition to short term profit increases, will be key considerations in awarding bonuses.  Individuals receiving bonuses should have the criteria used in determining and measuring those bonuses fall within events which they can control and/or influence.  Individuals, and individual business units, should be rewarded for their performance and should not be penalized for the failure of another unit or department, yet at the same time, at another level, it is important to recognize that we are all in this together.  Incentive Compensation should be adequately high to motivate the best managers, yet not become an obstacle in the minds of shareholders that management is receiving a disproportionate award.  Each of these considerations is addressed and included in this plan.

The objective of this Annual Incentive Compensation Plan for the Senior Management Team (the “AIP") is to recognize the achievement of above average results in the current fiscal year. These goals are consistent with the guidelines and objectives of the incentive compensation program as established by the Board of Directors.

Participation

Participants in the plan shall include the Chief Executive Officer and such other officers and key employees whose performance will have a significant impact upon the Company’s success and whom the Chief Executive Officer and the Compensation Committee approve for participation.

Annual Cash Bonus

The targeted bonus award for each participant, assuming 100% achievement of the aggregate AIP performance goals, is not more than 50% of base salary.  The maximum award for any individual participant is 200% of the target bonus, i.e., 100% of base salary.

Bonuses are to be paid in cash annually following the conclusion of the fiscal year end audit and the certification and filing of the Company’s annual Form 10-K with the SEC.  Determination of each participant’s eligibility, target bonus amount as a percentage of salary, and Performance Objectives and their respective weighting will be determined and agreed to by the participant, CEO and the Compensation Committee at the beginning of the fiscal year.

Performance Objectives

The individual performance objectives to be used in calculating the amount of the AIP award may vary from one participant to another so long as each objective is associated with a measurable outcome and is tied to the achievement of the overall Company objectives and strategy.  Each participant may have from three to six Performance Objectives with the weighting of each Performance Objective based upon its perceived impact upon the Company’s success and the individual participant’s ability to influence each Performance Objective.  All such Performance Objectives must be approved by the Compensation Committee in writing not later than the 75th day of each fiscal year, i.e., September 13th.

Performance Objectives may include such measurable targets as (but not limited to) revenue, operating income, EBITDA or net income growth, market share gains, return on equity, cash flow,  budgeted financial or operating goals, expense management, productivity improvements, new product development or qualification, cost reduction, and customer and/or employee satisfaction.  Individual Strategic Objectives may include very specific projects for which an individual has significant control over, such as, for example, the completion of a specific project by a specific date, implementation of a new IT system, relocation of a facility or product line, development and qualification of a specific new product, etc.  Each Objective, either performance or strategic, must be developed and defined adequately to permit a clear evaluation of accomplishment against the objective at the end of the measurement period.

With regard to the award for the CEO for the initial year (FYE 6/30/2011) of the AIP, the following performance objectives apply: (note – these should be negotiated with the CEO as he prepares his business plan for 2011 – the objectives reflected below are illustrative only at this point)

Performance Objective	Weighting
Achieve budget pre-tax income	30%
Achieve strategic objectives	15%
Achieve budgeted free cash flow	10%
Increase revenues 6%	10%
Increase Operating income >10%	30%
Achieve Return on Investment >10%	5%
Total	100%

Budget operating income (30%) is the amount of pre-tax profit reflected in the final budget approved by the CEO and the Board.

Budget objectives (15%) are the not more than three strategic or operating objectives that the individual, department, or the Company as a whole must achieve in order to move the Company forward towards the implementation of its strategy and the accomplishment of its goals.  Each objective is worth 5 points of the total 15 for this criteria.

Budgeted free cash flow (10%) is the amount of cash flow forecasted for the year in the final budget as approved by the CEO.  Cash flow will be measured using the statement of cash flow as prepared by the Company’s auditors as part of the year end financial statements.  Free cash flow is defined as the net cash provided by operations less capital expenditures and required payments of long term debt principal.

Revenue growth in excess of the 6% target (10%) will be measured based upon the audited year end financial statement compared to that of the previous year.

Return on investment in excess of a 10% target (5%) is calculated based upon the Company’s prior year end equity balance and the current year’s audited net income.

Operating income growth in excess of the10% target (30%) will be measure based upon the audited year end financial statement compared to that of the previous year.

Productivity growth in excess of the 6% target (5%) is measured based upon revenues per employee for the current and prior years.  Revenue per employee equals total revenue divided by the month end average number of employees for each of the twelve months included in the fiscal year.

Adjustments to any of the above criteria may be made by the Compensation Committee in order to recognize one-off events or items that might penalize or reward individuals who had no participation or control in the event.  That said, such adjustments will be very rarely made and then only in extreme situations.  Management is expected to anticipate events that will occur in the immediate fiscal year as part of the budgeting process.  In making any such adjustments to either reported or budgeted results, the Compensation Committee may, at its sole discretion, recognize the impact of non-recurring or unusual items, including but not limited to the following:

a.   Extraordinary gains and losses as defined by generally accepted accounting principles,

b.   Write-downs of goodwill,

c.   Gains or losses on the sale of a business or product line,

d.   Losses due to a force majeure,

e.   Change in accounting method due to a change in GAAP during its first year of application,

f.    Gains or losses on lawsuits unrelated to the operations of the business (including but not limited to the Orange County Water District case costs and settlement), and

g.   Any other negative impact on the actual results of the Company (lost revenue or incurred expense) which the Board of Directors, in its sole discretion, determines was beyond the participant’s control or influence.

Each individual criteria for the AIP will stand on its own merit and no bonus will be paid for the performance against any criteria that is less than 80% of the target, i.e., a bonus criteria that is achieved at less than 80% will be counted as a zero in the points earned column.  In the event that a “hurdle” rate, such as budgeted plan targets, ROI, growth, etc are exceeded, then the relative points awarded under that criteria may exceed the amount shown above by the ratio of the actual over the target but not more than 300% of the target points.  As a result, based upon the AIP’s measurable criteria, the bonus paid out could be more than 100% of the target bonus, however, the total bonus paid under the AIP will be limited to 200% of target for any individual participant.

An example of how a bonus could exceed 100% of the target bonus is set forth below:

Performance Objective	Actually	Plan points	Bonus points
	Achieved	@ Target	Earned
Budgeted operating income	120%	30%	36.0%
Strategic objectives	100%	15%	15.0%
Budgeted cash flow	90%	10%	9.0%
Increase revenues 6%	8%	10%	13.3%
Operating income growth >10%	13%	30%	39.0%
Return on investment >10%	7%	5%	0.0%
Total	100%	100%	112.3%

Under the above scenario, the actual bonus to be paid would be 112.3% of the respective target bonus.

Achievement of criteria and calculation of the amount of the bonus pool will take place in local currency without regard to conversion of amounts into US dollars.

In the event of termination of employment without cause, death, or disability, a bonus will be considered “earned” if the employee worked for the Company for more than six-months of the fiscal year and will be paid based upon the pro-rated number of months the participant was employed during the measurement period.  Actual payment of any bonus earned under such circumstances would take place following the completion of the fiscal year and at the same time as other participants in the plan received any bonus payments earned for the year.  In the event of termination of employment for “cause” during the fiscal year, no bonus will be paid.

Awards will not be assignable or transferable other than by will or the laws of descent and distribution.

Return of or Reduction in the Award

If following the end of the performance period, the Compensation Committee determines that an award was, in whole or in part, based on incorrect data (including financial results that, pursuant to applicable laws, rules, regulations or applicable accounting principles, are required to be restate), then the participant must return to the Company the overpayment amount.

This Annual Incentive Plan for the Senior Management Team is intended to comply with Section 409A of the Internal Revenue Code.